Exhibit 99.1

     Gulf Island Fabrication, Inc. Reports First Quarter Earnings

   HOUMA, La.--(BUSINESS WIRE)--April 26, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $2.2 million ($.16 diluted EPS) on revenue of $57.4 million for its first quarter ended March 31, 2006, compared to net income of $3.5 million ($.28 diluted EPS) on revenue of $54.2 million for the first quarter ended March 31, 2005.
   The operations of Gulf Marine Fabricators, which was acquired on January 31, 2006, contributed $9.6 million of revenue, $9.8 million of cost-of-revenue, and $658,000 of general and administrative expenses, to the Consolidated Statements of Income for the three months ended March 31, 2006.
   Included in the Consolidated Statements of Income for the three months ended March 31, 2006, under other income (expense), is the $983,000 gain resulting from the sale of the Company's interest in MinDOC, L.L.C., effective January 23, 2006.
   The company had a revenue backlog of $230.0 million and a labor backlog of approximately 2.7 million man-hours remaining to work, which consist of work remaining at March 31, 2006 and commitments received since March 31, 2006.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)

                                               March 31,  December 31,
                                                 2006         2005
                                             ------------ ------------
Cash and short-term investments              $     5,451  $    35,901
Total current assets                              91,290      103,412
Property, plant and equipment, at cost, net      138,002       59,744
Total assets                                     233,614      163,806
Total current liabilities                         25,503       16,271
Debt                                              19,000            0
Shareholders' equity                             180,325      138,265
Total liabilities and shareholders' equity       233,614      163,806


   The management of Gulf Island Fabrication, Inc. will hold a conference call today April 26, 2006 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended March 31, 2006. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.310.7032. A digital rebroadcast of the call is available two hours after the call and ending May 5, 2006 by dialing 1.888.203.1112, replay passcode:
6455288.

   Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; steel warehousing and sales; onshore and offshore scaffolding and piping insulation services.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)


                                                 Three Months Ended
                                                     March 31,
                                                 2006          2005
                                              ----------    ----------
Revenue                                       $  57,369     $  54,232
Cost of revenue                                  52,974        47,725
                                              ----------    ----------
Gross profit                                      4,395         6,507
General and administrative expenses               2,169         1,372
                                              ----------    ----------
Operating income                                  2,226         5,135

Other income (expense):
  Interest expense                                 (177)          (27)
  Interest income                                   125           287
  Other                                             983            (3)
                                              ----------    ----------
                                                    931           257
                                              ----------    ----------

Income before income taxes                        3,157         5,392

Income taxes                                      1,003         1,889
                                              ----------    ----------

Net income                                    $   2,154     $   3,503
                                              ==========    ==========


Per share data:

  Basic earnings per share:                   $    0.16     $    0.29
                                              ==========    ==========

  Diluted income per share:                   $    0.16     $    0.28
                                              ==========    ==========


    Weighted-average shares                      13,365        12,197
    Effect of dilutive securities:
     employee stock options                         153           134
                                              ----------    ----------
    Adjusted weighted-average shares             13,518        12,331
                                              ==========    ==========
Depreciation and amortization included in
 expense above                                $   2,869     $   1,553
                                              ==========    ==========

Cash dividend declared per common share       $   0.075     $   0.075
                                              ==========    ==========




    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100
             www.gulfisland.com